FOIA
CONFIDENTIAL
TREATMENT
REQUESTED

EXHIBIT 10.37

SETTLEMENT AGREEMENT

This Settlement Agreement (“Settlement Agreement”) is made and entered into as of the last date of signature below (the “Effective Date”), by and between Synopsys, Inc., a Delaware corporation, having offices at 700 East Middlefield Road, Mountain View, California 94043 USA (“Synopsys”), and Magma Design Automation, Inc. (“Magma”), a Delaware corporation, having offices at 1650 Technology Dr., San Jose, CA 95110 USA (Synopsys and Magma are individually referred to herein as a “party,” and collectively as the “parties”).

WHEREAS, Synopsys and Magma have asserted claims against each other in the Actions;

WHEREAS, Synopsys and Magma desire to settle all claims that were ever asserted in the Actions on the terms and conditions recited below;

NOW, THEREFORE, in consideration of the above recitals and the terms and conditions hereinafter contained, the parties agree as follows:

ARTICLE 1 — DEFINITIONS

As used in this Settlement Agreement, the following terms shall have the following meanings:

1.1 “Actions” means the following legal proceedings:

(a) Synopsys, Inc. v. Magma Design Automation, Inc., United States District Court for the Northern District of California, Case No. 3:04-CV-03923-MMC (“the First California Case”);

(b) Synopsys, Inc. v. Magma Design Automation, Inc., United States District Court for the Northern District of California, Case No. 3:05-CV-04243-MMC (“the Second California Case”);

(c) Synopsys, Inc. v. Magma Design Automation, Inc., United States District Court for the District of Delaware, Case No. 05-CV-701-GMS (“the Delaware Case”);

(d) Synopsys, Inc. v. Magma Design Automation, Inc., Landgericht München I (District Court Munich I), File No. 7 O 7714/05, filed August 16, 2005; and,

(e) Synopsys, Inc. v. Magma Design Automation, Inc., Civil Department No. 40 of the Tokyo District Court, Case No. (Wa) 15454/2005, filed July 29, 2005.

1.2 “Change Of Control” means, as to a subject party, a transaction or a series of related transactions in which either:

(a) (i) one or more related Third Parties (who did not previously Control or were Controlled by the subject party) obtain Control of the subject party, or (ii) the subject party merges with, or transfers substantially all of its assets or business to, a one or more related Third Parties, or (iii) one or more related Third Parties otherwise acquires all or substantially all of the assets or stock of the subject party; or

(b) the subject party acquires through merger, acquisition of stock, acquisition of assets, or otherwise, a Third Party, a portion of a Third Party, or some or all of the assets of a Third Party, such that any one or more of the (i) value (as determined by market capitalization for a public company or as reasonably determined pursuant to GAAP for a private company), (ii) assets and/or (iii) revenue, in each case of (i), (ii) and/or (iii), of the subject party after such acquisition are at least one and one half (1- 1/2) times their respective values prior to such transaction.

1.3 “Control” (including “Controlled” and other forms) of an entity means (i) either (A) beneficial ownership (whether direct, or indirect through Controlled entities or other means) of fifty percent (50%) or more of the outstanding voting securities of that entity or (B) in the case of an entity that has no outstanding voting securities, having the right (directly or indirectly) to fifty percent (50%) or more of the profits of the entity, or having the right (directly or indirectly) in the event of dissolution to more than fifty percent (50%) of the assets of the entity; or (ii) having the contractual power (directly or indirectly) presently to designate more than fifty percent (50%) of the directors of a corporation, or in the case of unincorporated entities, of individuals exercising similar functions. (By way of example only, an entity has indirect Control of a Subsidiary of its Subsidiary).

1.4 “Magma Patent(s)” mean U.S. Patent No. 6,505,328 (the “‘328” Patent), U.S. Patent No. 6,519,745 (the “‘745” Patent), U.S. Patent No. 6,857,116 (the “‘116” Patent), U.S. Patent No. 6,854,093 (the “‘093” Patent), U.S. Patent No. 6,931,610 (the “‘610” Patent), all reissues, reexaminations and extensions of any of such patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which such patents are based, and all patent applications and issued patents (both foreign and domestic) which claim priority from the same application or applications as any of the ‘328, ‘745, ‘116, ‘093, and ‘610 Patents.

1.5 “Person” shall mean an individual, trust, corporation, partnership, joint venture, limited liability company, association, unincorporated organization or other legal or governmental entity.

1.6 “Subsidiary” means, for an identified entity, any entity Controlled by the identified entity, but only so long as such Control exists. Subsidiary shall not include any entity that meets the definition set forth in the foregoing sentence as a consequence of a Change Of Control of a party.

1.7 “Synopsys Patents” means U.S. Patent No. 6,453,446 (the “‘446” Patent), U.S. Patent No. 6,725,438 (the “‘438” Patent), U.S. Patent No. 6,378,114 (the “‘114” Patent), U.S. Patent No. 6,192,508 (the “‘508” Patent), U.S. Patent No. 6,434,733 (the “‘733” Patent), U.S. Patent No. 6,766,501 (the “‘501” Patent), all reissues, reexaminations and extensions of any of such patents, and any other patents issuing from continuations, continuations-in-part and divisions of the applications on which such patents are based, and all patent applications and issued patents (both foreign and domestic) which claim priority from the same application or applications as any of the ‘446, ‘438, ‘114, ‘508, ‘733 and ‘501 Patents.

1.8 “Third Party” means a Person other than a party to this Settlement Agreement or a Subsidiary of a party to this Settlement Agreement.

ARTICLE 2 — DISMISSALS, RELEASES, LICENSES AND STANDSTILL

2.1 Dismissal Within five (5) business days of the Payment Date (as defined in Article 4.1), the parties shall jointly execute and file dismissals with prejudice of all of the Actions, with each party bearing its own attorney’s fees and costs. With respect to the Actions pending in Germany and Japan, the parties shall jointly request withdrawal of those Actions based upon the settlement reflected herein, including without limitation, Magma’s agreement, in Article 3 below, to quitclaim any ownership rights and assign the European and Japanese patent applications to Synopsys and IBM Corporation. Notwithstanding the foregoing, in the event that Magma fails to make the payment to Synopsys on the Payment Date as required by Article 4 below, then Synopsys shall not be required to dismiss any of the claims or counterclaims it asserted in the Actions, but Magma shall be required to dismiss with prejudice all claims and counterclaims it asserted in the Actions.

2.2 Synopsys Release Subject to the exceptions set forth in Article 2.8 below, Synopsys, and Synopsys’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, hereby release, relinquish and discharge Magma, and all of Magma’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees, and agents from any and all claims, causes of action, demands, damages, liabilities and losses of any nature (1) which ever were asserted by Synopsys in the Actions, or (2) which arise out of Lukas van Ginneken’s misappropriation of the information disclosed in the patent applications that led to the issuance of the ‘446 and ‘438 Patents, including but not limited to any trade secret information.

2.3 Magma Release Subject to the exceptions set forth in Article 2.9 below, Magma, and Magma’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees and agents, hereby release, relinquish and discharge Synopsys, and all of Synopsys’s successors, predecessors, parents, subsidiaries, affiliates, officers, directors, shareholders, employees, and agents from any and all claims, causes of action, demands, damages, liabilities and losses of any nature which ever were asserted by Magma in the Actions.

2.4 Magma License

2.4.1	Subject to the exceptions set forth in Article 2.9 below, Magma hereby grants to Synopsys and its Subsidiaries a perpetual (unless terminated in accordance with Article 2.4.4), fully paid-up, royalty free, worldwide, non-exclusive, non- transferable (except as provided in Article 2.4.4 below), non-sublicensable license under the Magma Patents to make, use, sell (including by means of a software license), offer to sell, and import Synopsys Licensed Products. No license is granted to Synopsys to practice any Magma Patent except in the form of a Synopsys Licensed Product.

2.4.2	“Synopsys Licensed Product(s)” means a software product where (i) substantially all of the code has been authored by employees of, or consultants, to Synopsys, (ii) Synopsys owns the copyright in such software, (iii) such product is marketed and sold under a Synopsys trademark, and (iv) such product is licensed to an end-user customer of Synopsys by Synopsys under an industry standard license.

2.4.3	Synopsys shall not engage in any practice or conduct that would have the effect of granting, or result in any third party or other entity being granted, any sublicense to any of the Magma Patents.

2.4.4

The foregoing license is personal to Synopsys and its Subsidiaries and may not be transferred or assigned, directly or indirectly to any third party or other entity except in the event of a Change Of Control of Synopsys (or any successor resulting from a Change Of Control of Synopsys); provided that in the event of such Change Of Control, the license set forth in Article 2.4.1 above shall extend only to those Synopsys Licensed Products that are the same as those Synopsys Licensed Products (the “Original Synopsys Products”) that were being commercially sold by Synopsys (but not the successor resulting from a Change Of Control of Synopsys) or its Subsidiaries on or before the date that is six months prior to Synopsys (but not the successor resulting from a Change of Control of Synopsys) signing a definitive agreement for such Change Of Control. For the purposes of the foregoing, a product shall only be considered a Synopsys Licensed Product if it is substantially identical to an Original Synopsys Product or differs from an Original Synopsys Product only with respect to bug fixes, error corrections, or product updates, upgrades or enhancements for the Original Synopsys Product made available as such to licensees of the Original Synopsys Product. For absence of doubt, “Original Synopsys Products” does not include replacement or successor products and refers to the Synopsys Licensed Products being sold by Synopsys prior to a Change Of Control of Synopsys and not any products being sold by a successor to Synopsys prior to such subsequent Change Of Control. Any purported assignment or transfer in violation of the foregoing shall result in the termination of the license set forth in this Section 2.4.

2.5 Synopsys License.

2.5.1	Subject to the exceptions set forth in Article 2.8 below, Synopsys hereby grants to Magma and its Subsidiaries a perpetual (unless terminated in accordance with Article 2.5.4), fully paid-up, royalty free, worldwide, non-exclusive, non- transferable (except as provided in Article 2.5.4 below), non-sublicensable license under the Synopsys Patents to make, use, sell (including by means of a software license), offer to sell, and import Magma Licensed Products. No license is granted to Magma to practice any Synopsys Patent except in the form of a Magma Licensed Product.

2.5.2	“Magma Licensed Product(s)” means a software product where (i) substantially all of the code has been authored by employees of, or consultants, to Magma, (ii) Magma owns the copyright in such software, (iii) such product is marketed and sold under a Magma trademark, and (iv) such product is licensed to an end-user customer of Magma by Magma under an industry standard license.

2.5.3	Magma shall not engage in any practice or conduct that would have the effect of granting, or result in any third party or other entity being granted, any sublicense to any of the Synopsys Patents.

2.5.4

The foregoing license is personal to Magma and its Subsidiaries and may not be transferred or assigned, directly or indirectly to any third party or other entity except in the event of a Change Of Control of Magma (or any successor resulting from a Change Of Control of Magma); provided that in the event of such Change Of Control, the license set forth in Article 2.5.1 above shall extend only to those Magma Licensed Products that are the same as those Magma Licensed Products (the “Original Magma Products”) that were being commercially sold by Magma (but not the successor resulting from a Change Of Control of Magma) or its Subsidiaries on or before the date that is six months prior to Magma (but not the successor resulting from a Change Of Control of Magma) signing a definitive agreement for such Change Of Control. For the purposes of the foregoing, a product shall only be considered a Magma Licensed Product if it is substantially identical to an Original Magma Product or differs from an Original Magma Product only with respect to bug fixes, error corrections, or product updates, upgrades or enhancements for the Original Magma Product made available as such to licensees of the Original Magma Product. For absence of doubt, “Original Magma Products” does not include replacement or successor products and refers to the Magma Licensed Products being sold by Magma prior to a Change Of Control of Magma and not any products being sold by a successor to

Magma prior to such subsequent Change Of Control. Any purported assignment or transfer in violation of the foregoing shall result in the termination of the license set forth in this Section 2.5.

2.6 Magma Standstill Subject to the exceptions set forth in Article 2.9 below, and for a period of two years commencing on the Effective Date (the “Standstill Period”), Magma and its Subsidiaries shall not commence, or join in, any legal or administrative proceeding (i) accusing Synopsys or its Subsidiaries of infringing any patent as to which, during the Standstill Period, Magma or its Subsidiaries has the right to sue for, or control the suit for, infringement, (ii) for a declaratory judgment that Magma, its Subsidiaries or either of their direct or indirect customers do not infringe any patent owned by Synopsys, (iii) for a declaratory judgment that any patent owned by Synopsys or its Subsidiaries is invalid and/or unenforceable, and/or (iv) challenging the validity or patentability of any patent or patent application owned by Synopsys or its Subsidiaries, including but not limited to reexamination proceedings (collectively “the Magma Patent Claims”). If during the Standstill Period, Synopsys or its Subsidiaries commences legal proceedings against Magma or its Subsidiaries that are not prohibited by Article 2.7 below, then in such legal proceedings, the provisions of the first sentence of this Article 2.6 shall not prevent Magma or its Subsidiaries from asserting by way of counterclaim any of the Magma Patent Claims. If during the Standstill Period, there is a Change Of Control in Synopsys, then the provisions of the first sentence of this Article 2.6 shall terminate. Upon expiration of the Standstill Period, Magma and its Subsidaries shall have the right to commence any legal or administrative proceedings otherwise prohibited by the first sentence of this Article 2.6. In any patent infringement action commenced by Magma or its Subsidiaries against Synopsys or its Subsidiaries upon expiration or termination of the Standstill Period, the provisions of the first sentence of this Article 2.6 shall not prevent Magma or its Subsidiaries from recovering damages for any alleged infringement by Synopsys or its Subsidiaries that occurred during the Standstill Period. If during the Standstill Period, Magma or its Subsidiaries transfers to any Person (i) any patent that it or its Subsidiaries owns or controls, or (ii) any right it or its Subsidiaries has to sue for infringement of any patent, Magma or its Subsidiaries shall require as a condition of such transfer that the transferee assume, in writing, the obligation not to commence legal proceedings against Synopsys and its Subsidiaries for infringement of any such patent during the Standstill Period. In the event that the transferee commences such legal proceedings during the Standstill Period, then the standstill provisions of Article 2.7 shall terminate.

If Magma or its Subsidiaries commence or join in any legal or administrative proceeding against Synopsys or its Subsidiaries not prohibited by this Article 2.6 during the Standstill Period, Magma shall immediately give notice to Synopsys, and both parties and their Subsidiaries shall keep such commencement or joinder confidential and shall not serve or otherwise prosecute such action until 30 days after such commencement or joinder, during which 30 day period senior executives of the parties shall meet in person to discuss a resolution.

During the Standstill Period, neither Magma nor its Subsidiaries shall (i) take any further active role in the reexamination of the ‘446 Patent, the ‘438 Patent or the ‘114 Patent

currently pending in the United States Patent and Trademark Office (“USPTO”), except as required by law; (ii) respond to any inquiries from the USPTO with respect to such reexamination of the ‘446, ‘438 and ‘114 Patents, except as required by law; or (iii) materially assist any Third Party in challenging the validity or enforceability of the ‘446, ‘438 and ‘114 Patents or responding to any inquiry from the USPTO with respect to any such Third Party reexamination of the ‘446, ‘438 and ‘114 Patents, except as required by law.

2.7 Synopsys Standstill Subject to the exceptions set forth in Article 2.8 below, and during the Standstill Period, Synopsys and its Subsidiaries shall not commence, or join in, any legal or administrative proceeding (i) accusing Magma or its Subsidiaries of infringing any patent as to which, during the Standstill Period, Synopsys or its Subsidiaries has the right to sue for, or control the suit for, infringement, (ii) for a declaratory judgment that Synopsys, its Subsidiaries or either of their direct or indirect customers do not infringe any patent owned by Magma or its Subsidiaries, (iii) for a declaratory judgment that any patent owned by Magma or its Subsidiaries is invalid and/or unenforceable, and/or (iv) challenging the validity or patentability of any patent or patent application owned by Magma or its Subsidiaries, including but not limited to reexamination proceedings (collectively “the Synopsys Patent Claims”). If during the Standstill Period, Magma or its Subsidiaries commences legal proceedings against Synopsys or its Subsidiaries that are not prohibited by Article 2.6 above, then in such legal proceedings, the provisions of the first sentence of this Article 2.7 shall not prevent Synopsys or its Subsidiaries from asserting by way of counterclaim any of the Synopsys Patent Claims. If during the Standstill Period, there is a Change Of Control in Magma, then the provisions of the first sentence of this Article 2.7 shall terminate. Upon expiration of the Standstill Period, Synopsys and its Subsidiaries shall have the right to commence any legal or administrative proceedings otherwise prohibited by the first sentence of this Article 2.7. In any patent infringement action commenced by Synopsys or its Subsidiaries against Magma or its Subsidiaries upon expiration or termination of the Standstill Period, the provisions of the first sentence of this Article 2.7 shall not prevent Synopsys or its Subsidiaries from recovering damages for any alleged infringement by Magma or its Subsidiaries that occurred during the Standstill Period. If during the Standstill Period, Synopsys or its Subsidiaries transfers to any Person (i) any patent that it or its Subsidiaries owns or controls, or (ii) any right it or its Subsidiaries has to sue for infringement of any patent, Synopsys or its Subsidiaries shall require as a condition of such transfer that the transferee assume, in writing, the obligation not to commence legal proceedings against Magma and its Subsidiaries for infringement of any such patent during the Standstill Period. In the event that the transferee commences such legal proceedings during the Standstill Period, then the standstill provisions of Article 2.6 shall terminate.

If Synopsys or its Subsidiaries commence or join in any legal or administrative proceeding against Magma or its Subsidiaries not prohibited by this Article 2.7 during the Standstill Period, Synopsys shall immediately give notice to Magma, and both parties and their Subsidiaries shall keep such commencement or joinder confidential and shall not serve or otherwise prosecute such action until 30 days after such commencement or joinder, during which 30 day period senior executives of the parties shall meet in person to discuss a resolution.

During the Standstill Period, neither Synopsys nor its Subsidiaries shall (i) take any further active role in the reexamination or declaration of reexamination of the ‘328 Patent the request for which is pending in the United States Patent and Trademark Office (“USPTO”), except as required by law; (ii) respond to any inquiries from the USPTO with respect to such reexamination or order for reexamination of the ‘328 Patent, except as required by law; or (iii) materially assist any Third Party in challenging the validity or enforceability of the ‘328 Patent or responding to any inquiry from the USPTO with respect to any such Third Party reexamination of the ‘328 Patent, except as required by law.

2.8 Exceptions Applicable to Magma If after the Effective Date, Magma or its Subsidiaries materially breach this Settlement Agreement, including without limitation the standstill provisions set forth in Article 2.6 above, the payment provisions set forth in Article 4 below and/or the assignment provisions set forth in Article 3.1 below, then Synopsys shall provide Magma with notice of the breach. If the breach is not cured within five business days of the notice, then any release and license granted pursuant to Articles 2.2 and 2.5 above shall immediately terminate and be deemed null and void, and Synopsys and its Subsidiaries shall be relieved of their obligations under the standstill provisions of Article 2.7. Without limiting the availability of any remedies for such breaches, Synopsys shall be entitled to injunctive relief for any breach by Magma of the standstill provisions set forth in Article 2.6 above. In the event of such termination, the parties further agree that notwithstanding any other provision of this Settlement Agreement, including the filing of any dismissal with prejudice in any of the Actions, Synopsys shall not be estopped, precluded, deemed to have waived, or otherwise prohibited from asserting, interposing or otherwise raising any claim or other form of action against Magma, even if such claim or other form of action was raised or could have been raised in any of the Actions, including any claim or other form of action that, absent this Article 2, would otherwise be foreclosed or released by the settlement, dismissals, licenses and releases provided for elsewhere under this Settlement Agreement.

2.9 Exceptions Applicable to Synopsys If after the Effective Date, Synopsys or its Subsidiaries materially breach this Settlement Agreement, including without limitation the standstill provisions set forth in Article 2.7 above, then Magma shall provide Synopsys with notice of the breach. If the breach is not cured within five business days of the notice, then any release and license previously granted pursuant to Articles 2.3 and 2.4 above shall immediately terminate and be deemed null and void, and Magma and its Subsidiaries shall be relieved of their obligations under the standstill provisions of Article 2.6. Without limiting the availability of any remedies for such breaches, Magma shall be entitled to injunctive relief for any breach by Synopsys of the standstill provisions set forth in Article 2.7 above. In the event of such termination, the parties further agree that notwithstanding any other provision of this Settlement Agreement, including the filing of any dismissal with prejudice in any of the Actions, (i) Magma shall not be estopped, precluded, deemed to have waived, or otherwise prohibited from asserting, interposing or otherwise raising any claim or other form of action against Synopsys, even if such claim or other form of action was raised or could have been raised in any of the Actions, including any claim or other form of action that, absent this Article 2, would otherwise be foreclosed or released by the settlement, dismissals, licenses and releases provided for elsewhere under this Settlement Agreement.

2.10 No Admission The parties agree that the settlement of the Actions is intended solely as a compromise of disputed claims, counterclaims and defenses, all as more particularly described in this Settlement Agreement. Neither the fact of a party’s entry into this Settlement Agreement nor the terms hereof nor any acts undertaken pursuant hereto shall constitute an admission or concession by any party relating to any Action regarding liability or the validity of any claim, counterclaim, or defense in the Actions.

ARTICLE 3 — ASSIGNMENT OF PATENTS AND APPLICATIONS

3.1 Assignment Within 30 calendar days of the Effective Date, Magma shall deliver to Synopsys (1) executed quitclaims and (2) Magma-executed assignment forms assigning to Synopsys and IBM Corporation the entire right, title and interest in and to the following patent applications: U.S. Application Nos. 10/828,547, 11/388,325, 11/388,357; Korean Application No. 10-2000-7007136; Israeli Application No. 136709; Canadian Application No. 2317538; and International PCT Application No. PCT/US98/27488, and any other patents or patent applications which claim priority from the same application or applications as any of the ‘446 and ‘438 Patents. Within 10 calendar days of the Effective Date, Magma shall assign to Synopsys (1) executed quitclaims and (2) Magma-executed assignment forms assigning to Synopsys and IBM Corporation the entire right, title and interest in and to the following patent applications: Japanese Application No. 2000-526885; and European Application No. 98964899.3.

ARTICLE 4 — PAYMENT

4.1 Magma shall pay to Synopsys the sum of 12.5 million dollars in United States currency (US $12,500,000). The sum shall be due and payable ten calendar days after the Effective Date (the “Payment Date”), and shall be made by wire transfer of funds to the following account:

[***]

[***]

[***]

Beneficiary: Synopsys, Inc.

[***]1

[1]

Information in Section 4.1 of this Agreement has been omitted pursuant to a request for confidential treatment and filed separately with the Securities Exchange Commission. This Information was omitted because it is confidential, financial information obtained from Synopsys, Inc.

ARTICLE 5 – WARRANTIES AND DISCLAIMERS

5.1 Synopsys Warranty Synopsys warrants and represents that it has the full right and power to enter into this Settlement Agreement, and to grant the rights and incur the obligations recited in this Settlement Agreement.

5.2 Magma Warranty Magma warrants and represents that it has the full right and power to enter into this Settlement Agreement, and to grant the rights and incur the obligations recited in this Settlement Agreement.

5.3 Disclaimers Nothing in this Settlement Agreement shall be construed as:

(a) a warranty or representation by any party as to the validity or scope of any of its patents;

(b) a warranty or representation by any party that any manufacture, sale, use or other disposition of products by the other party has been or will be free from infringement of any patents;

(c) an agreement by any party to bring or prosecute actions or suits against any Third Party for infringement, or conferring any right to any other party to bring or prosecute actions or suits against any Third Party for infringement;

(d) conferring upon any party any right to include in advertising, packaging or other commercial activities related to any product, any reference to another party, its trade names, trademarks or service marks in a manner which would be likely to cause confusion or to indicate that such product is in any way certified by any other party or its Subsidiaries;

(e) conferring by implication, estoppel or otherwise, upon any party, any right or license not expressly set forth herein under any patent or other intellectual property right; or

(f) an obligation to furnish any technical information, copyrights, mask works or know-how, or any tangible embodiments thereof.

ARTICLE 6 — MISCELLANEOUS PROVISIONS

6.1 Remedies for Breach In the event of a breach of this Settlement Agreement, the non-defaulting party shall have all rights and remedies available to it at law or equity, in addition to the rights and remedies provided for in this Settlement Agreement.

6.2 Confidentiality No party shall disclose the terms of this Settlement Agreement, or information relating to this Settlement Agreement, without the prior written consent of the other party except:

(a) to Subsidiaries of the parties in confidence;

(b) to any governmental body having jurisdiction and specifically requiring such disclosure (in confidence to the extent allowed);

(c) in response to a valid subpoena or as otherwise may be required by law (in confidence to the extent allowed);

(d) as otherwise may be required by law or legal process (including legal requirements and regulations of the U.S. Securities and Exchange Commission and rules of NASDAQ), as determined by such party based on advice and counsel from such party’s outside securities counsel that such disclosure is advisable under such law or legal process;

(e) as set forth in the mutually agreed press release set forth in Exhibit A, provided that no further press releases regarding this Settlement Agreement shall be made by any party or any Person employed or retained by a party;

(f) to a party’s or its Subsidiaries’ accountants, legal counsel and other financial and legal advisors in their capacity of advising a party in such matters, subject to obligations of confidentiality and/or other legal duties preventing disclosure consistent with this Article 6.2;

(g) if a party is required to do so by a subpoena (or other legal process) or court order seeking disclosure of the terms set forth in this Settlement Agreement, such party or Subsidiary shall, before responding thereto, provide the other parties with prior written notice of such subpoena, legal process, order or legal requirement in sufficient time (if reasonably feasible) to permit the other parties the opportunity to object (or, if the timing of such litigation makes advance notice impracticable, such notice is provided within ten (10) days after such disclosure), to seek a court-entered protective order or comparable court-ordered restriction, and shall reasonably cooperate with the other party in its efforts to obtain such protective order and provided further that, the disclosing party shall seek to have the disclosure of such terms and conditions restricted, as authorized or permitted by the court, in the same manner as is the confidential information of other litigating Persons; and

(h) to a Third Party in connection with a potential merger or acquisition by, of or with the party, or any other potential Change Of Control of a party, provided that such disclosure shall (i) be on a strictly limited, need-to-know basis, (ii) when the party believes that such transaction is reasonably likely to take place, and (iii) on terms applicable to other highly confidential information disclosed by such party in connection with such transaction provided such terms prohibit disclosure, prohibit use for any purpose other than as required for due diligence in connection with the potential transaction and provide for reasonable care.

6.3 Representation Each party hereby declares and represents that it is executing this Settlement Agreement after consultation with its own independent legal counsel.

6.4 Further Acts Each party agrees to perform any further acts, and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Settlement Agreement.

6.5 Notices All notices required or permitted to be given hereunder shall be in writing and shall be made by depositing the writing with Federal Express, expenses prepaid for overnight delivery with receipt signature required. Notices shall be deemed effective upon execution of the receipt signature. Notices shall be addressed as follows:

If to Synopsys:	Synopsys, Inc.
700 East Middlefield Road
Mountain View, CA 94043
Attention: General Counsel

If to Magma:	Magma Design Automation, Inc
1650 Technology Drive
San Jose, CA 95110
Attention: General Counsel

6.6 Governing Law This Settlement Agreement and matters connected with the performance thereof shall be construed, interpreted, applied and governed in all respects in accordance with the laws of the United States of America and the State of California, without reference to conflict of laws principles.

6.7 Jurisdiction The parties agree (i) that all disputes and litigation regarding this Settlement Agreement and matters connected with its performance be subject to the exclusive jurisdiction of the state or federal courts located in Santa Clara County, California, and (ii) to submit any disputes, matters of interpretation, or enforcement actions arising with respect to the subject matter of this Settlement Agreement exclusively to these courts. The parties hereby waive any challenge to the jurisdiction or venue of these courts over these matters.

6.8 Severability If any provision of this Settlement Agreement is held to be illegal or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that the remainder of this Settlement Agreement will continue in full force and effect and be enforceable. The parties agree to negotiate in good faith an enforceable substitute provision for any invalid or unenforceable provision that most nearly achieves the intent and effect of such provision.

6.9 Entire Agreement This Settlement Agreement, with Exhibit A, embodies the entire understanding of the parties with respect to the subject matter hereof, and merges all prior discussions and agreements (written or oral) between them, and none of the parties shall be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. No oral explanation or oral information by any party hereto shall alter the meaning or interpretation of this Settlement Agreement.

6.10 Modification No modification or amendment to this Settlement Agreement will be effective unless it is in writing and executed by authorized representatives of the parties, nor will any waiver of any rights be effective unless assented to in writing by the party to be charged. The waiver of any breach or default will not constitute a waiver of any subsequent breach or default.

6.11 Construction Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Settlement Agreement. As used in this Settlement Agreement, the words “include” and “including,” “for example”, “such as” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” The headings in this Settlement Agreement will not be referred to in connection with the construction or interpretation of this Settlement Agreement.

6.12 Counterparts This Settlement Agreement may be executed in identical counterparts or duplicate originals, both of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Settlement Agreement. This Settlement Agreement may be executed by facsimile signatures and such signatures shall be deemed to bind each party as if they were original signatures.

6.13 Assignability Subject to the Change Of Control provisions set forth above, this Settlement Agreement shall not be assignable by either party to any Person without the prior written consent of the other party. Consent may be withheld for any reason.

IN WITNESS WHEREOF, the parties hereto have caused this Settlement Agreement to be signed below by their respective duly authorized officers.

Synopsys, Inc.		Magma Design Automation, Inc.

By:		By:
Name:	Dr. Chi-Foon Chan	Name:	Roy Jewell
Title:	President & COO	Title:	President & COO
Date:		Date:

By:		By:
Name:	Brian Cabrera, Esq.	Name:	Clayton Parker, Esq.
Title:	Vice President & General Counsel	Title:	Vice President & General Counsel
Date:		Date:

Exhibit A

NEWS RELEASE

Synopsys Contacts:	Magma Contact:

Editorial:
Yvette Huygen	Milan G. Lazich
Synopsys, Inc.	Magma Design Automation
(650) 584-4547	(408) 565-7706
yvetteh@synopsys.com	Milan.lazich@magma-da.com

Investor
Lisa Ewbank
Synopsys, Inc.
650.584.1901

Synopsys and Magma Agree to Settle All Litigation

MOUNTAIN VIEW and SAN JOSE, Calif., March 29, 2007 — Synopsys, Inc. (Nasdaq: SNPS) and Magma Design Automation (Nasdaq: LAVA) today announced the companies have agreed to settle all pending litigation between them. As part of the settlement,

•	Synopsys and Magma agree to release all claims in both California and Delaware and to cross license the patents at issue in these jurisdictions as well as any related applications;

•	Both companies agree not to initiate future patent litigation against each other for 2 years provided certain terms are met;

•	Magma agrees to make a payment to Synopsys of $12,500,000 toward the settlement of this dispute; and,

•	All other terms of the settlement are confidential.

“For us, this case has always been about the return of Synopsys technology and the protection of our IP, and we have achieved this,” said Aart de Geus, chairman and CEO of Synopsys, Inc. “Looking forward, we will focus our energy fully toward our customers’ success and concentrate on growing our business.”

“This unfortunate episode involved significant expense to both sides,” said Rajeev Madhavan, chairman and CEO of Magma. “I am pleased we found common ground for a resolution that makes business sense for both of us.”

About Synopsys

Synopsys, Inc. is a world leader in EDA software for semiconductor design. The company delivers technology-leading semiconductor design and verification platforms and IC manufacturing software products to the global electronics market, enabling the development and production of complex systems-on-chips (SoCs). Synopsys also provides intellectual property and design services to simplify the design process and accelerate time-to-market for its customers. Synopsys is headquartered in Mountain View,

California and has offices in more than 60 locations throughout North America, Europe, Japan and Asia. Visit Synopsys online at http://www.synopsys.com.

Synopsys is a registered trademark of Synopsys, Inc. All other trademarks mentioned in this release are the intellectual property of their respective owners.

About Magma

Magma’s software for integrated circuit (IC) design is recognized as embodying the best in semiconductor technology. The world’s top chip companies use Magma’s EDA software to design and verify complex, high-performance ICs for communications, computing, consumer electronics and networking applications, while at the same time reducing design time and costs. Magma provides software for IC implementation, analysis, physical verification, characterization and programmable logic design, and the company’s integrated RTL-to-GDSII design flow offers “The Fastest Path from RTL to Silicon”™. Magma is headquartered in Santa Clara, Calif. with offices around the world. Magma’s stock trades on Nasdaq under the ticker symbol LAVA. Visit Magma Design Automation on the Web at www.magma-da.com.

Magma is a registered trademark and “The Fastest Path from RTL to Silicon” is a trademark of Magma Design Automation Inc. All other product and company names are trademarks and registered trademarks of their respective companies.